Exhibit 10.15

CHANGE OF CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT between The Hagerty Group, Inc., a Michigan corporation, and affiliated and related entities ("Company",), and Frederick J. Turcotte ("Executive") is effective as of July 7, 2008. Capitalized terms shall have the meanings set forth in the Definitions on the attached Exhibit A.

In consideration of Executive accepting employment with the Company and other good and valuable consideration, the parties agree as follows:

1. Benefits Upon Qualified Termination Resulting From a Change of Control.

1.1	Executive shall be entitled to the following benefits upon a Qualified Termination as a result of a Change in Control:

(a)	Continuation of the Executive's Base Salary for one year from the Date of a Qualified Termination, payable on a monthly basis, at the rate in effect immediately prior to the Date of Qualified Termination; and

(b)	Within one year following the Date of a Qualified Termination, the Company shall pay to Executive the following in a lump sum:

(i)	an amount equal to fifty percent (50%) of the "Target Bonus" under the Company's Annual Incentive Plan or any other annual incentive plan which is applicable to Executive for the fiscal year in which the Change in Control occurs. ; and

(ii)	if Executive is a participant in the Executive Incentive Plan at the time of a Qualified Termination resulting from a Change in Control, all amounts earned but not yet paid for plan years prior to the year in which a Qualified Termination occurs plus fifty percent (50%) of the target amount for the plan year in which a Qualified Termination occurs.

1.2	Coordination With Certain Tax Rules.

(a)	Notwithstanding any other provision of this Agreement, in the event that the Company undergoes a Change in Ownership or Control (as defined below), the Company shall not be obligated to provide to Executive a portion of any "Contingent Compensation Payments" that Executive would otherwise be entitled to receive to the extent necessary to eliminate any "excess parachute payments" (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) for Executive. For purposes of this Section 1.2, the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Payments" and the aggregate amount (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Amount."

(b)	For purposes of this Section 1.2, the following terms shall have the following respective meanings:

(i)	"Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)	"Contingent Compensation Payments" shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(c)	Any payments or other benefits otherwise due to the Executive following a Qualified Termination resulting from a Change in Ownership or Control that could be characterized (as reasonably determined by the Company) as Contingent Compensation Payments shall not be made until the determination, pursuant to this Section 1.2(c), of which Contingent Compensation Payments shall be treated as Eliminated Payments.

Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify Executive (with reasonable detail regarding the basis for its determinations) (i) which of such payments and benefits constitute Contingent Compensation Payments and (ii) the Eliminated Amount. Within 30 days after delivery of such notice to Executive, Executive shall notify the Company which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, QIA-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments.

In the event that Executive fails to notify the Company pursuant to the preceding sentence on or before the required date, the Contingent Compensation Payments (or portions thereof) that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion.

(d)	The provisions of this Section 1.2 are intended to apply to any and all payments or benefits available to Executive under this Agreement or any other agreement or plan of the Company under which Executive receives Contingent Compensation Payments.

2. Other Severance Payments; Withholding.

2.1 No Duty to Mitigate Damages. Executive's benefits under this Agreement shall be considered severance pay in consideration of Executive's past service and Executive's continued service from the date of this Agreement, and Executive's entitlement thereto shall neither be governed by any duty to mitigate Executive's damages by seeking further employment nor offset by any compensation which Executive may receive from future employment.

2.2 Other Severance Payments. In the event that Executive has an employment contract or any other agreement with the Company which entitles Executive to severance payments upon the termination of Executive's employment with the Company, the amount of any such severance payments shall be deducted from the payments to be made under this Agreement.

2.3 Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

3. Notices. All notices shall be in writing and shall be deemed given five days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:

Hagerty Insurance Agency, Inc.

141 River's Edge Dr., Suite 200

Traverse City, Michigan 49684

Attention: Timothy J. Tompkins, General Counsel

To Executive:

At Executive's home address, as last shown on the records of the Company.

4. Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

5. General Provisions.

5.1 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by Executive's personal legal representatives or successors. If Executive dies while any amounts would still be payable to Executive hereunder, benefits would still be provided to Executive's family hereunder or rights would still be exercisable by Executive hereunder as if Executive had continued to live. Such amounts shall be paid to Executive's estate, such benefits shall be provided to Executive's family and such rights shall remain exercisable by Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by Executive.

5.2 Successors. This Agreement shall inure to and be binding upon the Company's successors, including any successor to all or substantially all of the Company's business and/or assets. The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume expressly this Agreement. If the Company shall not obtain such agreement prior to the effective date of any such succession, Executive shall have all rights resulting from a Qualified Termination by Executive for good reason (as defined in paragraph (k) of Exhibit A) under this Agreement. This Agreement shall not otherwise be assignable by the Company.

5.3 Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

5.4 Titles. No provision of this Agreement is to be construed by reference to the title of any section.

5.5 Continued Employment. This Agreement shall not alter Executive's status as an at-will employee nor give Executive any right of continued employment or any right to compensation or benefits from the Company except the right specifically stated herein to certain severance and other benefits, and shall not limit the Company's right to change the terms of or to terminate Executive's employment, with or without Cause, and with or without notice, at any time.

5.6 Termination of Agreement. This Agreement shall be automatically terminated upon the termination of Executive's employment, whether voluntary or involuntary, at any time for any reason other than a Qualified Termination.

5.7 Prior Agreement. This Agreement amends and restates and shall supersede and replace any prior change of control severance agreement between the Company or any of its subsidiaries, or any predecessor, and Executive.

5.8 Governing Law and Forum. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Michigan, and any dispute arising herefrom shall be heard in State or Federal Court in Michigan.

5.9 General Release. Notwithstanding anything herein to the contrary, the payment of any compensation under this Agreement to Executive shall be subject to the execution by Executive (and failure to revoke) of a general release and hold harmless of the Company and its affiliates of any and all claims under this Agreement or related to or arising out of Executive's employment hereunder, in a form and manner satisfactory to the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HAGERTY INSURANCE AGENCY, INC.		EXECUTIVE

Name:		Name:
Title:
Date:	_______________,2008	Date:	_______________,2008

EXHIBIT A

Definitions

The following terms as used in this Agreement shall have the following meanings:

(a)   "Base Salary" shall mean Executive's annual base salary, exclusive of any bonus or other benefits Executive may receive.

(b)   "Cause" shall mean (i) dishonesty, (ii) conviction of a felony, (iii) gross neglect of duties (other than as a result of Incapacity, Disability or death), or (iv) conflict of interest; provided that for purposes of clauses (iii) or (iv) any such gross neglect or conflict shall continue for 30 days after the Company gives written notice to Executive requesting the cessation of such gross neglect or conflict, as the case may be.

(c)   "Change of Control" shall mean the

(i)	consummation of a transaction or the occurrence of any event which results in the shareholders of the Company selling more than 50% of the issued and outstanding shares of each class of voting securities or interests of Company to an unrelated third party; or

(ii)	consummation of a reorganization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, immediately following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, an aggregate of 50% or more of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the corporation resulting from such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, or (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation.

A Change of Control shall not mean any (i) reorganization or reconstitution of any or all of the Company affiliated entities amongst the current shareholders or their family members which results in a transfer of any or all of such entities to any other Hagerty family member members or related entity or entities; or (ii) a purchase by an entity in which Executive has any ownership interest.

(d)   "Date of Qualified Termination" shall mean the date on which Executive's employment is terminated.

(e)   "Good Reason" shall mean the voluntary termination by Executive of Executive's employment after the occurrence without Executive's express written consent of any of the events described below on or before the last business day of the twelfth (121h) month following a Change of Control, provided that Executive gives notice to the Company within a period not to exceed thirty (30) days of the initial existence of the condition and the situation remains unremedied thirty (30) days after such notice:

(i)	material diminution of Executive's authority, duties, and responsibilities; and

(ii)	material diminution in Executive's overall compensation.

(f)   "Qualified Termination" shall mean the termination of Executive's employment within twelve (12) months of a Change of Control and as a result of such Change of Control (1) by the Company other than for Cause, or (2) by Executive for Good Reason.